Exhibit 10.1

June 18, 2020

Karen Brennan

[INTENTIONALLY OMITTED]

[INTENTIONALLY OMITTED]

[INTENTIONALLY OMITTED]

Dear Karen,

We are excited to offer you the position of Chief Financial Officer with Jones Lang LaSalle, Inc. (“JLL”) beginning on or about July 15, 2020. (“Hire Date”) In this role you will report to the Chief Executive Officer, Christian Ulbrich, and be a member of the Global Executive Board (GEB).

We have enjoyed discussions with you and believe you will make substantial contributions to JLL’s continued success. We are excited for you to be a part of the GEB and look forward to your collaboration to drive exceptional value for JLL and its shareholders.

Annual Base Salary

Effective on your Hire Date, your 2020 annualized base salary will be $500,000, paid every other Friday in arrears less applicable payroll deductions. Effective January 1, 2021, your base salary will be subject to review by JLL’s Compensation Committee in accordance with the procedures followed for all GEB members. We do not guarantee any base salary increases.

Annual Target Bonus

You will be rewarded according to the GEB Annual Incentive Plan (GEB AIP) program. Your 2020 annualized target bonus for this role is $900,000. Bonus payout levels vary from year to year. Your actual bonus will be based on (i) your performance against the specific individual goals you will develop with your manager and (ii) JLL’s overall performance. Upon consideration of these factors and others, you may receive more than, less than, or none of your target bonus amount. Bonuses are considered annually and are typically paid in March of the following year.

Actual bonus payments are discretionary, and to receive a bonus, you must be employed with us on the date we pay it. If you leave JLL for any reason before the payment date, you will not receive a bonus payout, pro rata or otherwise. Your GEB AIP payout will be pro-rated at 50% for 2020 ($450,000 target), and your LaSalle discretionary target bonus will be guaranteed at a minimum of $300,000 for 2020, subject to all other terms and conditions of eligibility.

Long-Term Incentive Plan

You will also be rewarded according to the GEB Long-Term Incentive Plan (GEB LTIP). Your 2020 target in the GEB LTIP is $1,350,000 and will be delivered in Performance Stock Units (“PSUs”) on July 15, 2020. Your 2020 GEB LTIP will be pro-rated at 50% ($675,000 target). PSU awards are subject to the terms of the individual Grant Agreement and the terms of the JLL 2019 Stock Award Incentive Plan. PSU’s cliff vest based on performance against specified metrics three (3) years from the award vesting date as provided in the Grant Agreement. Your actual award will be based on JLL’s firm-wide performance and collective performance against Beyond Goals. A consideration of these factors may result in you receiving more than, less than or none of the target PSU value. JLL reserves the right to alter the GEB LTIP from time to time in its sole discretion, which may include target award changes and equity vehicles.

In addition, for calendar year 2020, you will continue to be eligible for the LaSalle Long-Term Incentive Compensation Program (LaSalle LTIP), and you will be awarded 50% of your annual 10 point target for a target of five (5) points in the LaSalle LTIP, subject to all other terms and conditions of eligibility.

One-time Stock Grant

You will be given a one-time grant of Restricted Stock Units (RSUs) in the amount of $350,000 on July 15, 2020. The number of shares will be determined based on the trailing 20-day average closing price of JLL stock, starting on the sixth (6th) trading day prior to the grant date and working backward 20 consecutive trading days. The shares will cliff vest on the third (3rd) anniversary of the grant date in 2023.

Share Ownership Requirement

Global Executive Board members are required to maintain JLL share ownership of four (4) times base salary. You need to retain 100% of post-tax shares until compliance with these guidelines is achieved. Unvested RSUs count toward the requirement, while unvested PSUs do not. After meeting the ownership requirement, you will need to retain 50% of released shares (post tax) for an additional two (2) years. Requirements are subject to change based on the normal review process with the Compensation Committee.

Directors and Officers Insurance and By-Law Indemnification

You will be entitled to coverage under the commercial insurance policies that the Company maintains from time to time with respect to liability for the actions of our Directors and Officers acting in such capacities. In addition, you will be entitled to the indemnification provided under the Company’s By-Laws in effect on the date of this letter, a copy of which has been provided to you. During your employment and following any termination of employment, such coverage and indemnification will be at least as favorable to you as that provided to any other new or continuing Company executives.

Benefits

The personal ambitions of our employees are as important to us as achieving our business goals. We demonstrate our commitment to our people through flexible work arrangements and a comprehensive benefits program. You may elect to participate in our benefits program, which includes medical, dental, life, disability insurance, and a 401(k) savings and retirement plan. Details of these benefits are included in the firm’s policies and benefits summaries and plan descriptions.

In addition, we provide options for wealth creation and life management, including 10 paid holidays and flexible time off as needed and approved, subject to our standard policy for Global Executive Board members.

Relocation & Tax Support

The Company will cover the cost of business class flights for you and your family, as well as moving your goods back to Chicago through a third-party vendor of your choice. You will also be reimbursed for up to $500 for any excess baggage fees incurred on the return flight.

We will also provide you with tax advice for the final tax year of your current UK assignment through our global tax advisor and will also prepare your tax returns for the UK and US, as required. The Company will pay the costs of preparing your annual tax returns for the years post-assignment where there are residual tax effects from the assignment.

Expense Reimbursement

You will be authorized to incur reasonable expenses for entertainment, traveling, meals, lodging, and similar items in promoting the Company’s business and for business communication costs, such as cellular phone service, internet service, and a wireless e-mail device and service. The Company will reimburse you for all reasonable expenses so incurred provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

Public Disclosures

You understand that the Company will file this letter publicly with the United States Securities and Exchange Commission (SEC) as part of its required disclosures as a public company. This letter may also be disclosed as otherwise required by applicable laws or regulations. You also agree that the Company may make such additional disclosures about you and your compensation from time to time as and to the extent required by applicable laws and regulations and that you will provide the Company with all necessary information upon request. Your position as an officer will also require us to publicly file reports about your interests in JLL common stock with the SEC.

Representations

As a condition of your employment with us, you represent that:

•	You are aware of and understand all restrictions or obligations you may have to current and prior employers.

•

There are no restrictive covenants, court orders, laws or regulations, including non-solicitation, confidentiality or non-compete agreements, that would prevent, restrict or hinder or interfere with your employment.

•	You have no other obligations or commitments of any kind that would prevent, restrict, hinder or interfere with your employment.

•

During your employment with us, you will not violate any obligations or restrictions that relate to your employment. We encourage you to seek your own legal counsel if you have any questions about any obligations or commitments you have that may affect your employment with us.

Confidentiality

During your employment with us, you will receive confidential, proprietary or non-public information concerning JLL, its clients and/or employees. This may include pricing, client proposals, compensation structures and performance evaluations, among many other types of information. You agree that:

•	We have given this kind of information to you in strict confidence.

•	You will keep all of it secret and confidential indefinitely.

•	You will not disclose it, directly or indirectly, to anyone else or use it in any way except as we may authorize within the scope of your employment.

•	If at any time you are required by law to disclose such information, you will give reasonable advanced notice to JLL before you disclose it.

•

Except as clearly necessary to carry out your job responsibilities, you will not attempt, or provide information to others that would allow them to attempt, to access JLL’s computer system or those computer systems of JLL’s clients.

•	Notwithstanding the above, you may disclose non-privileged information to a federal, state or local government agency.

Reports to Government Entities

As protected by law regarding engaging in concerted activities, you are not prohibited from sharing with others lawfully acquired information about your employment. Nothing in this offer letter prohibits you from participating in an investigation or proceeding with a government agency, or from making other disclosures that are protected under the whistleblower laws or regulations. Nothing in this offer letter prohibits you from providing information to any of these agencies or authorities in response to a legitimate request for information by them. You do not need JLL’s prior authorization before speaking with these agencies and authorities, and you are not required to notify JLL that you have spoken with them. You also may not be held liable under trade secret law for the disclosure of a trade secret that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.

Intellectual Property

If you agree to work for us, then by this letter you have agreed to assign to JLL your entire right, title and interest in any invention or idea, patentable or not, that you create or conceive of (i) during your employment by JLL and (ii) which relates in any manner to our actual or anticipated business, research or development, or is suggested by or results from any task we assigned to you or any work you performed or on behalf of JLL.

You agree that you will promptly disclose to JLL Legal Services any invention or idea contemplated above, and upon request, you will execute a specific assignment of title to JLL, and do anything else reasonably necessary to enable JLL at its expense to secure a patent therefore in the United States and in foreign countries.

At Will Employment

Your employment will not be for a fixed period of time, and it will be “at will.” This means that you or JLL may terminate your employment, or JLL may change the terms and conditions of your employment, at any time, with or without notice or cause.

You will be entitled to the GEB severance benefits that apply to other GEB members. A copy of the current Plan can be provided to you.

Code of Business Ethics; Company Policies

We strongly believe that compliance by its employees with all applicable laws and ethical business practices is critical to our continued success. Accordingly, we will ask you to become familiar with our Code of Business Ethics and to certify that you will always act in accordance with its provisions. Your compliance with the Code is a condition of your continued employment. If you work for us, you also agree to become familiar and comply with our personnel policies, including, our drug and alcohol, anti-harassment and information security policies. This information is included in the new hire packet and is always available on our intranet.

Non-Solicitation

As consideration for your employment with us, you agree that while you work for us and for a period of twelve (12) months after your employment with us terminates for any reason, you will not, either directly or indirectly, or on behalf of anyone else:

•	Solicit or induce other JLL employees or independent contractors exclusively retained by JLL to leave JLL; or

•

Solicit or induce any clients that have existing or pending transactions or assignments with JLL to discontinue or reduce (i) their transactions or assignments with us or (ii) their consideration of us for pending transactions or assignments.

After termination of employment with us, you may, however, pursue transactions or assignments that are not pending with us at the time your employment terminates. You agree that the above restrictions are fair and reasonable and are reasonably required for the protection of JLL.

We aim to help you achieve your ambitions and look forward to you continuing to benefit from our collaborative culture and industry expertise in this new role, which we expect will be mutually satisfying and rewarding. We believe you will continue to make substantial contributions to our continued success and are confident that our shareholders, clients and employees will benefit from your leadership.

By e-signing this offer letter you signify accepting the offer. We look forward to a mutually satisfying and rewarding future.

Yours Sincerely,

/s/ Christian Ulbrich
Christian Ulbrich
President and Chief Executive Officer
Jones Lang LaSalle Incorporated

Accepted by:	/s/ Karen Brennan
Karen Brennan